CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in the Statements of Additional Information in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-103199 on Form N-6 of (1) our report dated March 31, 2005 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2004, and (2) our report dated March 31, 2005 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2004. We also consent to the reference to us under the heading "Financial statements of Separate Account FP and AXA Equitable" in the Prospectuses and "Custodian and independent registered public accounting firm" in the Statements of Additional Information.



/s/ PricewaterhouseCoopers LLP
New York, New York
April 26, 2005